Filed pursuant to Rule 424(b)(3)
Registration No. 333-280990

HASHDEX NASDAQ CRYPTO INDEX US ETF

SUPPLEMENT NO. 3 DATED JUNE 6, 2025

TO THE PROSPECTUS DATED FEBRUARY 13, 2025

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Hashdex Nasdaq Crypto Index US ETF (the “Trust”), dated February 13, 2025 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to include the Trust’s Current Report on Form 8-K filed on June 6, 2025.

Current Report on Form 8-K

On June 6, 2025, the Trust filed its Current Report on Form 8-K (the “Report”) with the Securities and Exchange Commission. The Report is attached to this Supplement.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 2, 2025

Hashdex Nasdaq Crypto Index US ETF

(Exact name of registrant specified in its charter)

Delaware	001-42511	33-2103856
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19 West 44th Street, Suite 200

New York, NY 10036

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (866) 403-5272

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Shares of Beneficial Interest of Hashdex Nasdaq Crypto Index US ETF	NCIQ	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Director of the Sponsor.

On June 2, 2025, Bruno Leonardo Kmita de Oliveira Passos resigned from his role as a member of the Board of Directors of Hashdex Asset Management Ltd. (the “Sponsor”), the sponsor of the Hashdex Nasdaq Crypto Index US ETF (the “Trust”). As a result, Mr. Passos also ceased to serve as a Director of the Sponsor and as the Principal Financial Officer and Principal Accounting Officer of the Trust, effective as of the same date. Mr. Passos’s resignation did not result from any disagreement with the Trust or the Sponsor on any matter relating to the Trust’s operations, policies, or practices.

Appointment of Director of the Sponsor.

Effective June 2, 2025, Samir Elias Hachem Kerbage was appointed to the Board of Directors of the Sponsor. In connection with this appointment, Mr. Kerbage also assumed the roles of Director of the Sponsor, Principal Financial Officer, and Principal Accounting Officer of the Trust, succeeding Mr. Passos in these capacities. Mr. Kerbage serves as Chief Investment Officer of the Sponsor since 2018, overseeing the firm’s global investment strategies, product development, and research. He has been with the Sponsor since its inception, leading its crypto asset management initiatives across ETFs, ETPs, and other investment vehicles. Mr. Kerbage has been actively involved in the digital assets space since 2016 and has over 15 years of experience in financial market infrastructure and quantitative trading. He holds a degree in Computer Engineering from the Military Institute of Engineering (IME).

Item 8.01. Other Events.

Index Reconstitution

Effective June 2, 2025, Nasdaq, Inc. (“Nasdaq”) reconstituted the Nasdaq Crypto US Settlement Price Index (the “NCIUS”), which currently serves as the benchmark index for the Trust. As a result of this reconstitution, the NCIUS now includes four additional digital assets—Cardano (“ADA”), Solana (“SOL”), Stellar Lumens (“XLM”), and XRP Ledger (“XRP”) (collectively referred to as the “New Index Constituents”), in addition to Bitcoin (“BTC”) and Ethereum (“ETH”). The Trust will continue to use the Index as a reference to track and measure its performance compared to the price performance of the markets for the Index Constituents and for valuation purposes when calculating the Trust’s daily net asset value.

Notwithstanding the changes to the NCI US, the Trust will continue to hold only BTC and ETH, using a sampling methodology to align with the updated index weights. The Trust is currently restricted from holding the newly added constituents due to the limitations of the Trust’s currently approved listing rule, which restricts holdings to only BTC and ETH.

On March 7, 2025, Nasdaq filed a proposed rule change with the SEC (File No. SR-NASDAQ-2025-009) pursuant to Rule 19b-4 under the Securities Exchange Act of 1934. If approved, the rule change would permit the Trust to change its Benchmark Index from the NCI US to the Nasdaq Crypto Index™ (“NCI”), a broader index currently composed of nine digital assets . The approval would also allow the Trust to hold a broader set of index constituents, in accordance with the requirements of the proposed rule. As of the date hereof, the NCI includes the following constituents: BTC, ETH, XRP, SOL, ADA, Chainlink (LINK), Litecoin (LTC), XLM, and Uniswap (UNI). The proposed rule change is currently under review by the SEC, with a final decision expected on or before November 2, 2025.

The Sponsor will continue to monitor regulatory developments and will update shareholders as appropriate through the Trust’s prospectus, periodic reports, and website.

Risk Factors

You should carefully review the risks and uncertainties described below and discussed under the caption “Risk Factors” in the Trust’s Prospectus dated as of February 13, 2025 (the “Prospectus”), as updated by the Trust’s quarterly, annual and other reports and documents, before making an investment decision. You should also refer to the other information included in the Prospectus, and the Trust’s financial statements and the related notes included in the Prospectus, as updated by the Trust’s quarterly, annual and other reports and documents.

The Trust’s return may not track the return of the Index for a number of reasons and therefore may not achieve its investment objective.

Tracking error risk refers to the risk that the Trust’s performance may not match or correlate to that of the Index it attempts to track, either on a daily or aggregate basis. Tracking error may occur because of, among other things, Trust expenses, transaction costs, imperfect correlation between the Trust’s investments and the Index, changes to the Index Constituents or the need to meet new or existing regulatory requirements. Beginning on June 2, 2025, the Index introduced additional Index Constituents (Cardano (ADA), Solana (SOL), Stellar Lumens (XLM) and XRP (XRP), collectively referred to as the “New Index Constituents”). Under current regulatory restrictions, the Trust is only permitted to hold bitcoin and ether, and is not permitted to hold the New Index Constituents and, as such, the risk of potential tracking error is increased. The Trust has implemented a sampling strategy, which will attempt to balance its holdings in bitcoin and ether to provide investors with price exposure to the Index, but the Trust may not be successful in accurately tracking the performance of the Index given it cannot invest in the New Index Constituents. As a result, the Trust’s performance may be materially different from the performance of the Index.

In addition, unlike the Trust, the returns of the Index are not reduced by investment and other operating expenses, including the costs associated with implementing changes to its constituents. Tracking error risk may cause the Trust’s performance to be less than expected. Tracking error risk may be heightened during times of market volatility, unusual market conditions or other abnormal circumstances. The Trust may be required to deviate its investments from the constituents and relative weightings of the Index to comply with applicable laws and regulations or because of market restrictions or other legal reasons, including regulatory limits or other restrictions.

Forward-Looking Statements

Certain information contained herein constitutes forward-looking statements, which can be identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” “believe” and “seek” (or the negatives thereof) or other variations thereof. Due to various risks and uncertainties, including those discussed above, actual events or results, the ultimate business or activities of Hashdex and its investment vehicles or the actual performance of Hashdex, its investment vehicles, or crypto assets may differ materially from those reflected or contemplated in such forward-looking statements.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Resignation Letter, dated June 2, 2025, by and between the Sponsor and Bruno Passos
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2025	HASHDEX NASDAQ CRYPTO INDEX US ETF

	By:	/s/ Samir Elias Hachem Kerbage
	Name:	Samir Elias Hachem Kerbage
	Title:	Director of the Sponsor (Principal Finance Officer and Principal Accounting Officer)

Exhibit 99.1

The Board of Directors,

June 2nd, 2025

HASHDEX ASSET MANAGEMENT LTD.

PO Box 309, Ugland House, Grand Cayman,

KY1-1104, Cayman Islands

RESIGNATION AS DIRECTOR

Dear Sirs,

I am formally tendering my resignation as Director of Hashdex Asset Management Ltd. (the “Company”) and all covered entities, effective after June 2nd, 2025, in accordance with the provisions outlined in Article 28.1 of the entity’s memorandum.

With this letter I declare that:

1.	I am no longer interested in acting as a Director of the Company and all covered entities;

2.	I am aware that if I wish to act on any other covered entity or to resume directorship services after this resignation, I will need to re-apply under the Directors Registration and Licensing Law (the “DRLL”).

This resignation is made without prejudice to any entitlement I may have under the Company’s Articles of Association for indemnification arising from my service as a Director.

Furthermore, I affirm unequivocally that I have no outstanding claims against the Company, whether related to loss of office, arrears of pay, or any other matter.

/s/ Bruno Leonardo Kmita de Oliveira Passos
Bruno Leonardo Kmita de Oliveira Passos